UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2018

HTG Molecular Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37369	86-0912294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3430 E. Global Loop Tucson, AZ		85706
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 289-2615

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Increase in Change of Control Severance Benefits for Named Executive Officers

HTG Molecular Diagnostics, Inc. (the “Company”) previously entered into letter agreements with each of its named executive officers.  The letter agreements generally provide for at-will employment and set forth the named executive officer’s initial base salary, eligibility for employee benefits, in some cases, and severance benefits upon a qualifying termination of employment.

On August 16, 2018, the Board of Directors (the “Board”) of the Company approved amendments to the amended and restated letter agreements with each of Timothy B. Johnson, John L. Lubniewski and Shaun D. McMeans.  Pursuant to the amendments, upon the executive’s termination without “cause” or resignation for “good reason” (each as defined in the letter agreements) in connection with a change of control, each of our named executive officers is eligible to receive continued base salary payments and COBRA premium payments for 18 months for Mr. Johnson and 12 months for Mr. Lubniewski and Mr. McMeans.

Changes in Base Salary and Annual Target Bonus

On August 16, 2018, the Board also approved (i) an increase to Mr. Johnson’s base salary from $412,000 to $450,000, effective immediately, (ii) an increase to Mr. Johnson’s annual target performance-bonus opportunity from 50% to 55% of his base salary, to apply pro rata for the determination of any 2018 performance bonus, (iii) an increase to Mr. McMeans’ base salary from $275,000 to $315,000, effective immediately, and (iv) an increase to Mr. McMeans’ annual target performance-bonus opportunity from 40% to 45% of his base salary, to apply pro rata for the determination of any 2018 performance bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2018	HTG Molecular Diagnostics, Inc.

	By:	/s/ Shaun D. McMeans
Shaun D. McMeans
Senior Vice President and Chief Financial Officer